FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 2002

                                                      REGISTRATION NO. 333-82426

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                           ACT TELECONFERENCING, INC.
             (Exact name of registrant as specified in its charter)

--------------------------------------------------------------------------------
         COLORADO                        7389                   84-1132665
State or other jurisdiction  (Primary standard industrial    (I.R.S. Employer
     of incorporation)        classification code number) Identification Number)

--------------------------------------------------------------------------------

                         1658 COLE BOULEVARD, SUITE 130
                             GOLDEN, COLORADO 80401
                                 (303) 235-9000
          (Address and telephone number of principal executive offices)

                                GAVIN J. THOMSON
                             CHIEF FINANCIAL OFFICER
                           ACT TELECONFERENCING, INC.
                         1658 COLE BOULEVARD, SUITE 130
                             GOLDEN, COLORADO 80401
                                 (303) 235-9000
           (Name, address, and telephone number of agent for service)

                                   COPIES TO:
                            WILLIAM J. CAMPBELL, ESQ.
                             MICHAEL M. MCGAWN, ESQ.
                               FAEGRE & BENSON LLP
                       370 SEVENTEENTH STREET, SUITE 2500
                             DENVER, COLORADO 80202
                              PHONE: (303) 820-0630
                               FAX: (303) 820-0600

             APPROXIMATE DATE OF COMMENCEMENT OF SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                              --------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     This registration statement contains a combined prospectus under Rule 429 promulgated under the Securities Act of 1933, which relates to the shares registered hereby, as well as to a registration statement originally filed on Form S-1, Commission file number 333-74438. Accordingly, upon effectiveness, this registration statement shall act as a post-effective amendment to each such earlier registration statement as well as to this registration statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------

                 Subject to completion, dated September 5, 2002

PROSPECTUS
                                2,893,603 SHARES




                                     [LOGO]




                                  COMMON STOCK

                              --------------------

         This is a public offering of 2,893,603 shares of ACT common stock by certain ACT shareholders. ACT will receive none of the proceeds from the sale of these shares.


         A total of 1,773,064 of the shares offered are issued and outstanding. Of the shares offered, 150,000 shares will be released to the selling shareholders only if certain earnout provisions in connection with our acquisition of Proximity, Inc. are satisfied. In addition, 126,923 shares, including 15,000 of the earnout shares, are subject to escrow requirements. The additional 1,120,539 shares offered have not been issued. They will be issued only if warrants for the purchase of shares are exercised by the selling shareholders. If the warrants are exercised, the shares will then generate additional capital for ACT. See "Selling Shareholders" on page 12 and "The Offering" on page 4.

         Our common stock is quoted on the Nasdaq National Market under the symbol ACTT. On September 4, 2002, the last reported sale price of our common stock was $1.89 per share.

         Investing in our common stock involves Risks. See "Risk Factors" on page 5.

         Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                   THIS PROSPECTUS IS DATED [_________], 2002

                              --------------------

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
PROSPECTUS SUMMARY                                                         3
RISK FACTORS                                                               5
FORWARD-LOOKING STATEMENTS                                                 10
USE OF PROCEEDS                                                            11
SELLING SHAREHOLDERS                                                       12
PLAN OF DISTRIBUTION                                                       16
WHERE YOU CAN FIND MORE INFORMATION                                        19
INDEMNIFICATION OF OFFICERS AND DIRECTORS                                  20
LEGAL MATTERS                                                              20
EXPERTS                                                                    20
TRANSFER AGENT AND WARRANT AGENT                                           21

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS ONLY SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU BEFORE INVESTING IN OUR COMMON STOCK. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS.

         ACT Teleconferencing, Inc. provides audio, video, data, and Internet-based conferencing services to businesses and organizations in North America, Europe, and Asia. Our conferencing services enable our clients to conduct remote meetings efficiently and cost effectively by linking multiple participants in geographically dispersed locations.

         Currently, we have service delivery centers and sales offices in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the Netherlands, the United Kingdom, and the United States. Our global presence and the growth in the conferencing services market have allowed us to build a client base ranging from Fortune 500 companies to small business enterprises. Our primary focus is on providing high value-added conferencing services to organizations such as accounting firms, consulting firms, investment banks, high tech companies, law firms, investor relations firms, and other multinational companies.

         Occasionally, we look to develop new countries or evaluate potential acquisitions of conferencing assets currently owned and operated by other companies, and expect to continue to do so. We currently have no definitive plans to open additional countries and have not entered into any definitive agreement with respect to any acquisition.

RECENT DEVELOPMENTS

         On August 22, 2002, we announced that we have entered into an agreement to provide international teleconferencing services on an outsourced basis to AT&T and its corporate customers in more than 30 countries outside the United States.

         The services will be branded as AT&T and will be run on our worldwide integrated platform. We will offer a range of conference call services, providing AT&T customers with local language services and security features, as well as our proprietary global conferencing management software. Under the terms of the agreement, AT&T will provide support to reduce our existing global infrastructure costs and strengthen cash flow.

         While we believe this new business will help us grow our revenues more rapidly over the next few years, actual usage will depend upon many factors, and there are no guaranteed usage minimums.

THE OFFERING

         Common Stock offered by selling shareholders                     2,893,603 shares
         Common Stock to be outstanding after the offering,
                  based on shares outstanding on August 28, 2002         10,149,562 shares

         Nasdaq National Market symbol                                   ACTT


         The total of 10,142,562 shares of common stock to be outstanding after this offering is based on 9,029,023 shares outstanding on August 28, 2002, and 1,120,539 shares to be issued upon the assumed exercise of warrants held by the selling shareholders listed herein on or before their expiration dates, but excludes:


         o 1,391,824 shares of common stock issuable upon the exercise of options and warrants outstanding as of August 28, 2002, which are not held by the selling shareholders, at a weighted average exercise price of $4.76 per share.

         o 297,905 shares reserved for future grants under our 1991, 1996, and 2000 stock option plans.

         o 164,335 shares reserved for purchase under our employee stock purchase plan.

         o up to 933,333 shares issuable upon the conversion of our Series C convertible preferred stock.

         This is a continuous offering and is not underwritten. We cannot predict when or if any of the selling shareholders will sell their shares or exercise warrants that entitle them to purchase and possibly sell shares underlying the warrants. This offering assumes that all holders of warrants to purchase our common stock listed in this document will exercise all warrants held by them.

         The shares we issued to PictureTel Corporation in conjunction with our acquisition of its video conferencing services assets are subject to the limitation that for a period of one year following the closing date of October 1, 2001, PictureTel or its assignees may not sell in any three-month period the number of shares that would exceed the maximum amount permitted for sale under Rule 144(e)(1) of the Securities Act of 1933. This would be the greater of one percent of our outstanding shares as reported in our most recent Form 10-K or 10-Q, or the average weekly trading volume of our shares measured over the four weeks preceding the proposed sale. All sales by PictureTel or its assignees will be aggregated in order to calculate the volume limitations in effect at any given time.

         Of the shares offered by the selling shareholders, 150,000 are subject to an Earnout Agreement and will only be released to the former shareholders of Proximity upon satisfaction of certain levels of revenue and profits generated by the Proximity assets we acquired. If the earnout provisions are not satisfied by the end of the fiscal year ending December 31, 2003, any earnout shares not yet released will be returned to us. An additional 126,923 shares, including 15,000 of the shares subject to the earnout conditions, are subject to escrow agreements to be used to satisfy any indemnification obligations of the former shareholders of Proximity or PictureTel arising under our acquisitions of Proximity or PicturTel's Videoconferencing service delivery business. Each escrow agreement lasts for a term of one year from the closing of the transaction to which it relates.

                                  RISK FACTORS


         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

INCREASED USE OF AUTOMATED TELECONFERENCING SERVICES WILL RESULT IN A DECREASE IN THE AVERAGE PRICES WE CHARGE OUR CUSTOMERS.

         The trend toward increased use of audio teleconferencing is accompanied by more demand for low priced automated conferencing. As overall volume grows, the percentage of conferences that are higher-priced, operator-attended conferences will decline. For the six months ended June 30, 2002, approximately 54 percent of our conference volumes have occurred on automated services, at prices approximately 30 to 40 percent less than our traditional attended services. In addition, since the first quarter of 2002 we have seen a trend towards increased use of our reservationless automated service, at a lower average revenue per minute than our reserved automated service. Any increases in conference volume may not be sufficient to offset the lower revenues that we receive on automated conferences, especially reservationless automated conferences, and failure to generate sufficient volumes to offset these lower revenues per minute could impair our ability to grow our revenues or to sustain our overall financial performance.

OUR REVENUES MAY FLUCTUATE BECAUSE WE DRAW SIGNIFICANT REVENUES FROM MAJOR CLIENTS, WHO MAY TRANSFER THEIR BUSINESS AWAY FROM US.

         For the year ended December 31, 2001, our three largest customers accounted for 25, 9, and 3 percent of our revenues respectively, and our top 100 customers accounted for approximately 70 percent of our total revenues. For the six months ended June 30, 2002 our three largest customers accounted for 8, 7, and 6 percent of our revenues, respectively. Due to this concentration of our revenues, the loss of any one of our largest customers would have a significant adverse effect on our conference volumes, and the loss of several of our larger customers would also have an adverse effect on our volumes. Any such reduction in our volumes would have a material adverse effect on our revenues.

         In addition, our agreements with customers do not contain minimum purchase commitments, and teleconferencing customers can easily switch to a competing provider or allocate their business among several vendors. Our customers may discontinue business with us in the future if our products and services become obsolete or technological advances allow our customers to satisfy their own teleconferencing needs. Mergers, consolidations, or other changes in ownership or alliances that impact any of our customers may also cause our customers to curtail or cease doing business with us. To the extent we lose customers due to any of these factors, our revenues will be adversely affected.

WE FACE OPERATIONAL AND FINANCIAL RISKS RELATING TO OUR INTERNATIONAL
OPERATIONS.

         International sales comprised approximately 47 percent and 46 percent of our revenues for the year ended December 31, 2001 and for the six months ended June 30, 2002, respectively, and we anticipate that international sales will continue to account for a significant portion of our consolidated revenue. As a result of their distance from the United States, different time zones and culture, management and language differences, these operations pose greater risk than our domestic operations. For example:

         o It can be difficult for us to manage and administer a globally-dispersed business.

         o Fluctuations in exchange rates may negatively affect our operating results.

         o Changes in taxes or duties could adversely affect our competitive pricing in some countries.

         o Economic or political instability in one or more of our international markets could adversely affect our operations in those markets.


IF WE ARE NOT ABLE TO EFFECTIVELY INTEGRATE OUR VIDEOCONFERENCING ACQUISITIONS INTO OUR BUSINESS, OUR OPERATING RESULTS WILL SUFFER.

         We acquired the 1414c video conferencing service delivery business from PictureTel Corporation in October 2001, and we acquired Proximity, Inc. in January 2002. We are attempting to reduce the cost of an excessively configured ISDN network for video conferencing that we acquired from PictureTel, and we will also need to retain existing skilled management and personnel who transferred from PictureTel and Proximity in order to most effectively utilize the new assets we acquired. If we are unable to successfully reduce costs and integrate these new assets into our business, the results of our video conferencing segment will be adversely affected. For the six months ending June 30, 2002, our videoconferencing unit lost approximately $430,000.

WE HAVE LIMITED ENTRY INTO THE INTERNET CONFERENCING MARKET, AND WE MAY NOT BE ABLE TO SUCCESSFULLY GROW OUR INTERNET CONFERENCING BUSINESS.

         We estimate that the market for internet based conferencing services is approximately $100 million and growing. Although this is small in relation to the $2.0 billion audio and video conferencing market that we serve, our customers are increasingly demanding a full range of conferencing services. If we do not develop new services, especially in internet conferencing and internet telephony, and employ an innovative staff that can capably manage our growth in this area, we expect to experience a slowdown. The expansion of our business into internet-based service offerings, as well as rapid internal growth, will also place a significant strain on our current management resources. To deliver and support these new services, we need to provide additional training for current employees and compete in the market for new employees, especially those who are skilled in the delivery of internet services. If we are not able to adequately train our employees or retain new employees to provide high quality services in this area, we will be unable to exploit significant growth opportunities, and we may lose clients.

IF OUR INTERNET TELEPHONY CONFERENCING SERVICES DO NOT GAIN MARKET ACCEPTANCE OR WE ARE UNABLE TO FINANCE THIS OPPORTUNITY, OUR POTENTIAL FOR GROWTH IN THIS MARKET SECTOR WILL BE LIMITED.

         We estimate that over the next 3 years we will convert approximately 30 percent of our existing high volume multinational customers to an internet telephony based conferencing service with the ability to handle higher volumes at lower prices. We cannot be certain that internet telephony services will gain worldwide corporate acceptance or prove to be a viable alternative to traditional telephone service. If the internet telephony market fails to develop or develops slower than we expect, then our future revenues from teleconferencing over the internet will be limited. This could adversely affect the revenue growth rate that we currently expect to achieve. Our prospective internet telephony solutions also will be affected by the availability of capital. Based on current technology and prices, we estimate the capital expenditures to convert our existing customers to internet telephony solutions to be approximately $4 million over 3 years. This is primarily for bridging capacity, gateways, and software. These expenditures will only be incurred if internet telephony demand starts to accelerate. We may lose business opportunities if we are unable to generate or obtain additional capital to fund internet telephony conferencing.

OUR MAJOR COMPETITORS IN THE TELECOMMUNICATIONS INDUSTRY HAVE GREATER CAPITAL RESOURCES AND BRAND NAME RECOGNITION THAN WE HAVE, WHICH MAKES IT DIFFICULT FOR US TO COMPETE WITH THEM.

         The telecommunications industry is highly competitive, and most of our competitors and potential competitors have substantially greater capital resources and name recognition than we have. Accordingly, we cannot compete with them in terms of advertising, marketing, sales, and deployment of capital. To compete successfully against other telecommunications and teleconferencing providers, we must maintain competitive pricing while at the same time offering significantly higher quality services. Pricing pressures may result in a reduction in our operating margins. Alternatively, if our service quality does not meet customer expectations, our customers may move away from us in favor of more established competitors. Either of these could hinder our ability to grow our revenues and to achieve our operating goals.

OTHER TECHNOLOGICAL INNOVATIONS COULD RENDER OUR CURRENT SERVICES OBSOLETE.

         We expect technical innovations to stimulate new developments in teleconferencing services. Such technical innovations include the development of more sophisticated computers, telephone sets, private branch exchanges, customer-owned bridges, virtual private networks, centralized office switching equipment, and internet telephony. Other technology-based competitive developments within the telecommunications industry, such as low-priced long distance services and new uses for the internet, may lead the major telecommunications companies to offer low-cost teleconferencing services as a strategy to obtain greater market share in other product areas. These innovations and developments could render our current service offerings obsolete or uneconomic, which could cause us to lose customers and revenues.

WE OCCASIONALLY EXPERIENCE TECHNICAL MALFUNCTIONS AND OTHER HAZARDS WHICH ADVERSELY AFFECT OUR OPERATIONS AND CREATE COSTS.

         We depend upon our software systems, communications hardware, and enhanced services platform to conduct our conferencing business on a worldwide basis. Our systems, communications hardware, vendors' services, and platform are vulnerable to damage or interruption from:

         o        Natural disasters.
         o        Power loss.
         o        Telecommunication failures.
         o        Loss of internet access.
         o        Physical and electronic break-ins.
         o        Hardware defects.
         o        Computer viruses.
         o        Intentional acts of vandalism, terrorism, or similar events.

         In previous years our business has been affected by occasional network failures with consequent poor service and loss of customer goodwill. We estimate that we usually have 6 to 10 major failures every year as a result of the factors listed above. Any increase in outages or failures due to these types of hazards would result in additional costs resulting from business interruption, and we could lose customers affected by these outages.

OUR PLANS TO GROW MAY BE LIMITED IF WE ARE UNABLE TO OBTAIN SUFFICIENT
FINANCING.

         We plan to expand our business through strategic acquisitions and entering new markets when we identify desirable opportunities. We may need additional equity and debt financing, collaborative arrangements with corporate partners, or funds from other sources for those purposes. We may not be able to obtain such financing on acceptable terms, or at all. Failure to obtain necessary financing could cause us to miss important expansion opportunities, and could prevent us from achieving our expansion goals. Furthermore, equity financings can be dilutive to our shareholders and debt financing may impose restrictive covenants on the way we operate our business.

THERE ARE FEW REGULATORY BARRIERS TO ENTRY INTO OUR CURRENT MARKETS, AND NEW COMPETITORS MAY ENTER AT ANY TIME.

         There are few regulatory barriers to competition in our markets. Recent federal legislation in the United States allows local exchange carriers to offer teleconferencing services. This legislation may result in additional competition if some or all of the local exchange carriers, including any of the regional Bell operating companies, choose to enter or expand their activities in the teleconferencing market in the United States.

         Moreover, there are no significant regulatory barriers to enter the foreign markets we serve in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, or the United Kingdom, and competitors may enter at any time. To the extent that our customers or potential customers choose to do business with these competitors, their entry into our markets would adversely affect our ability to grow our conferencing volumes and generate revenue.

OUR COMMON STOCK PRICE HAS BEEN HIGHLY VOLATILE, AND WE EXPECT THIS VOLATILITY TO CONTINUE.

         The market price of our common stock is highly volatile and may decline. For example, from January 1, 2001 through August 30, 2002 our stock price has ranged from a high of $11.97 to a low of $1.11. We anticipate that the volatility of our common stock price may continue due to factors such as:

         o Actual or anticipated fluctuations in results of our operations.
         o Changes in or failure to meet securities analysts' expectations.
         o Changes in market valuations of other teleconferencing companies.
         o Announcements by us or our competitors of significant technological innovations, contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments.
         o        Introduction of new services by us or our competitors.
         o Conditions and trends in the teleconferencing industry and related technology industries.
         o Future sales of our common stock, including sales by the selling shareholders listed in this prospectus.

         These factors are in addition to significant price and volume fluctuations in the securities markets that may be unrelated to our operating performance.

IF OUR 6.5% SERIES C CONVERTIBLE PREFERRED STOCK IS CONVERTED TO COMMON STOCK OR WE REDEEM THE PREFERRED STOCK IN PART OR IN FULL WITH SHARES OF OUR COMMON STOCK THERE WILL BE DILUTION TO OUR COMMON SHAREHOLDERS.

         We have issued 6.5% Series C Convertible Preferred Stock which allows the holders to convert outstanding shares of Series C preferred stock into shares of common stock at $5.00 per share and requires that we redeem the outstanding preferred stock with 15 monthly payments of $333,333 beginning August 17, 2002. If the market price of our common stock exceeds $5.00 per share and shares of this preferred stock are outstanding, conversions by the preferred stockholders are likely and would result in dilution to existing shareholders of approximately 10% based on our current shares outstanding. At our option, we have the ability to make redemption payments of this preferred stock in cash or in common stock. We plan on redeeming this preferred stock in cash using operating cash flow and current cash balances, and potentially through other financings. The potential dilutive effects of redemption in common stock (ignoring the effect of any conversions by the preferred shareholders), based on current shares outstanding of 9,029,023, and assuming cash redemptions totaling $3.75 million, $2.50 million, and $1.25 million combined with stock redemptions at $1.00 through $5.00, are shown below:

                                  Assumed
      Assumed Stock Price     Cash Redemption     Potential Shares Issued    Potential Dilution
      -------------------     ---------------     -----------------------    ------------------
            5.00             $ 3.75 million                277,778                  3.08%
            4.00               3.75 million                347,222                  3.85
            3.00               3.75 million                462,963                  5.13
            2.00               3.75 million                694,444                  7.69
            1.00               3.75 million              1,388,889                 15.38

            5.00               2.50 million                555,556                  6.15
            4.00               2.50 million                694,444                  7.69
            3.00               2.50 million                925,926                 10.25
            2.00               2.50 million              1,388,889                 15.38
            1.00               2.50 million              1,794,377                 19.87

            5.00               1.25 million                833,333                  9.23
            4.00               1.25 million              1,041,667                 11.54
            3.00               1.25 million              1,388,889                 15.38
            2.00               1.25 million              2,083,333                 23.07
            1.00               1.25 million              4,166,667                 46.15

         The dilutive effect of any conversions by the preferred stockholders, or of redemption payments made to the preferred stockholders with shares of our common stock, may put downward pressure on our stock price, which may in turn impact the terms of other potential sources of financing.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND AGREEMENTS WE HAVE ENTERED COULD DELAY OR PREVENT A CHANGE IN CONTROL OF ACT.

         Certain provisions of our articles of incorporation, and certain agreements we have entered, may discourage, delay, or prevent a merger or acquisition that a shareholder may consider favorable. These provisions include:

         o        Authority of the board of directors to issue preferred stock.
         o        Prohibition on cumulative voting in the election of directors.
         o        Election of directors by class for terms of three years.
         o Limitations on the ability of third parties to acquire us by their offer of a premium price to selected shareholders.
         o Agreements with key executives which provide special termination payments in the event of a change in control.
         o A share rights plan that enables shareholders to dilute an acquiring person's investment through the shareholders' purchase of a large number of shares.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements refer to objectives, expectations, intentions, future events, or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance, or achievements to be materially different from any results expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "could," "expect," "anticipate," "intend," "plan," "believe," "estimate," "predict," "potential," and similar expressions. Our actual results could differ materially from those included in forward-looking statements. Factors that could contribute to these differences include those matters discussed in "Risk Factors" and elsewhere in this prospectus.

         In addition, such forward-looking statements necessarily depend on assumptions and estimates that may prove to be incorrect. Although we believe the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions, or expectations will be achieved. The information contained in this prospectus, including the section discussing risk factors, identifies important factors that could cause such differences.

         The cautionary statements made in this prospectus are intended to be applicable to all forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons that actual results could differ materially from those anticipated in such forward-looking statements.

                                 USE OF PROCEEDS

         All of the shares sold in this offering will be sold by certain holders of our common stock or warrants to purchase shares of our common stock. Except for the potential exercise of warrants, we will not receive any proceeds directly from the sale of the shares offered in this prospectus.

         Certain of the selling shareholders currently hold warrants to purchase a total of 1,120,539 shares of our common stock at exercise prices ranging from $6.45 to $10.00 per share. In the event the selling shareholders exercise all of these warrants, we would receive proceeds of $8,046,000. Many of the warrants held by the selling shareholders do not expire until December 31, 2003, and some expire as late as October 2006. Thus, we may not receive any significant proceeds from exercise of the warrants in the near future. We intend to use any proceeds we receive from the exercise of warrants for working capital and general corporate purposes.

         Holders of 907,627 of these warrants (approximate value of $6.5 million) are entitled to cashless exercise at the election of the warrant holder. If some or all of these warrant holders elect to effect cashless exercises of their warrants, both the proceeds to ACT and the number of shares issuable will be reduced accordingly.

                              SELLING SHAREHOLDERS

         The shares registered for sale under this prospectus are comprised of an aggregate of 1,773,064 shares of common stock issued to various shareholders in private transactions, and an aggregate of 1,120,539 shares underlying warrants that we have issued to investors, consultants, suppliers, and certain other individuals. An additional 150,000 shares are subject to an Earnout Agreement and will only be released to the former shareholders of Proximity upon satisfaction of certain levels of revenue and profits generated by the Proximity assets we acquired.

         The shares of common stock registered for sale under this prospectus that are already issued and outstanding represent approximately 20 percent of our issued and outstanding common stock as of August 28, 2002. If we assume the exercise of all of the warrants held by the selling shareholders, the total number of shares registered under this prospectus would represent approximately 32 percent of our issued and outstanding common stock as of August 28, 2002.

         The following list provides:

         o        the names of the selling shareholders.
         o their affiliation or material relationship with us, if any, during the last three years.
         o the number of shares beneficially owned by each before this offering.
         o the percentage of our outstanding common stock held by each selling shareholder before the offering.
         o the number of shares being offered under this offering for each selling shareholder's account.
         o The number of shares of each selling shareholder that are subject to escrow and earnout provisions
         o the exercise price and expiration date of warrants, if any, held by each selling shareholder.
         o the number of shares beneficially owned by each selling shareholder after the offering, assuming exercise of all of the warrants held by the selling shareholders and sale of the underlying shares.
         o the percentage of our outstanding common stock held by each selling shareholder after the offering, assuming exercise of all of the warrants held by the selling shareholders and sale of the underlying shares.

         Pursuant to Rule 429 of the Securities Act, the Registration Statement of which this prospectus is a part updates and amends our Registration Statements on Form S-1 that were declared effective on December 26, 2001 and July 18, 2002. Any of the selling shareholders may have sold all or a part of the shares attributed to them subsequent to the effective date of the earlier registration statement. Therefore the following table may not accurately reflect the current ownership of the selling shareholders.

         Except as otherwise noted, all of the shares listed as "Shares Being Registered in Offering" are shares underlying warrants. Beneficial ownership includes shares owned and shares that the shareholder has the right to acquire within the 60 days following August 28, 2002. All of the warrant shares listed are immediately acquirable and thus are beneficially owned by the selling shareholder holding the respective warrants. However, we have no control over when, if ever, a selling shareholder may exercise warrants held by such selling shareholder.

                                                                                SHARES        SHARES     SHARES BEING
            NAME OF SELLING SHAREHOLDER               SHARES BENEFICIALLY     SUBJECT TO   SUBJECT TO     REGISTERED
                                                     OWNED BEFORE OFFERING    ESCROW (25)    EARNOUT     IN OFFERING
                                                     ---------------------    -----------    -------     -----------

                                                       NUMBER         %
                                                       ------         -
The Adizes Institute (1)                                  55,500        *             -0-          -0-        43,000
Bathgate McColley Capital Group, LLC (2)                  30,000        *             -0-          -0-        10,000
Thierry R. Bignet (3)                                      1,000        *             -0-          -0-           500
Dinway Services, Ltd. (4)                                 60,000        *             -0-          -0-        60,000
Diann Dunlevy-Koch (5)                                     4,500        *             -0-          -0-         1,000
Mary Ann Dunlevy (6)                                       2,000        *             -0-          -0-         1,000
Peter Eeles (7)                                           52,491        *             -0-          -0-           500
Equitas L.P. (8)                                         200,825        2.18%         -0-          -0-       200,825
Finova (9)                                               216,802        2.34%         -0-          -0-       216,802
GMN Investors II, L.P.                                   600,000        6.36%         -0-          -0-       400,000
Halpern Denny Fund II, L.P. (13)                           4,858        *             -0-          -0-         4,858
John W. Hill (10)                                         57,000        *             -0-          -0-         6,000
Intel Corporation (13)                                    23,077        *             -0-          -0-        23,077
John G. Kinnard & Co. (11)                                80,000        *             -0-          -0-        80,000
Timothy M. McCue (12)                                        100        *             -0-          -0-           100
PictureTel Corporation (13)                              452,821        5.02%     76,923           -0-       452,821
Kenneth W. Rush (14)                                       6,043        *             -0-          -0-         2,730
James F. Seifert Management Trust (15)                   335,332        3.69%         -0-          -0-        18,000
William J. Seifert Trust (16)                             36,364        *             -0-          -0-        18,182
Special Situations Funds (17)                            846,631        9.38%         -0-          -0-       769,231
State of Wisconsin Investment Board (13)                  23,077        *             -0-          -0-        23,077
Charles Van Eeckhout (18)                                  8,000        *             -0-          -0-         4,000
Gerald Van Eeckhout (19)                                 717,000        7.88%         -0-          -0-        16,000
David M. Walsh (20)                                       40,000        *             -0-          -0-        20,000
1999 Employee Private Placement Investors (21)            28,835        *             -0-          -0-         3,400
1999 Other Private Placement Investors (22)               24,000        *             -0-          -0-        18,500
Robert C. Kaphan (23)                                    154,829        1.71%     25,000       56,250        154,829
North Atlantic Venture Fund II, L.P. (24)                219,927        2.44%         -0-      37,500        219,927
Richard Parlato (23)                                     125,244        1.39%     25,000       56,250        125,244
                                                         -------                  ------       ------        -------

Total                                                  4,406,256                 126,923      150,000      2,893,603
                                                       =========                 =======      =======      =========


                                                       EXERCISE      EXPIRATION    SHARES BENEFICIALLY
            NAME OF SELLING SHAREHOLDER                  PRICE          DATE              OWNED
                                                      OF WARRANTS   OF WARRANTS      AFTER OFFERING
                                                      -----------   -----------      --------------

                                                                                     NUMBER        %
                                                                                     ------        -
The Adizes Institute (1)                                    8.26             (1)      12,500         *
Bathgate McColley Capital Group, LLC (2)                    7.00        04-05-05      20,000         *
Thierry R. Bignet (3)                                       7.00        12-31-03         500         *
Dinway Services, Ltd. (4)                                  10.00        01-06-03          -0-        *
Diann Dunlevy-Koch (5)                                      7.00        12-31-03       3,500         *
Mary Ann Dunlevy (6)                                        7.00        12-31-03       1,000         *
Peter Eeles (7)                                             7.00        12-31-03      51,991         *
Equitas L.P. (8)                                            7.00        04-30-03          -0-        *
Finova (9)                                                  7.00        04-30-03          -0-        *
GMN Investors II, L.P.                                      6.45        10-19-06     200,000       1.97%
Halpern Denny Fund II, L.P. (13)                             N/A             N/A          -0-        *
John W. Hill (10)                                           7.00        12-31-03      51,000         *
Intel Corporation (13)                                       N/A             N/A          -0-        *
John G. Kinnard & Co. (11)                                  6.60        05-01-05          -0-        *
Timothy M. McCue (12)                                       7.00        12-31-03          -0-        *
PictureTel Corporation (13)                                  N/A             N/A          -0-        *
Kenneth W. Rush (14)                                        7.00        12-31-03       3,313         *
James F. Seifert Management Trust (15)                      7.00        12-31-03     317,332       3.12%
William J. Seifert Trust (16)                               7.00        12-31-03      18,182         *
Special Situations Funds (17)                                N/A             N/A      77,400         *
State of Wisconsin Investment Board (13)                     N/A             N/A          -0-        *
Charles Van Eeckhout (18)                                   7.00        12-31-03       4,000         *
Gerald Van Eeckhout (19)                                    7.00        12-31-03     701,000       6.91%
David M. Walsh (20)                                         7.00        12-31-03      20,000         *
1999 Employee Private Placement Investors (21)              7.00        12-31-03      25,435         *
1999 Other Private Placement Investors (22)                 7.00        12-31-03       5,500         *
Robert C. Kaphan (23)                                        N/A             N/A          -0-        *
North Atlantic Venture Fund II, L.P. (24)                    N/A             N/A          -0-        *
Richard Parlato (23)                                         N/A             N/A          -0-        *
                                                                                          ---

Total                                                                              1,512,653
                                                                                   =========

         * - Denotes less than 1 percent

(1) Adizes Institute provided consulting services to us in 1999, 2000, and 2001. The shares beneficially owned by Adizes Institute that are being registered in this offering consist of 25,000 shares underlying warrants with an exercise price of $7.00, which expire on April 1, 2001, and 18,000 shares underlying warrants with an exercise price of $10.00, which expire on May 24, 2004 for a weighted average exercise price of $8.26.

(2) Bathgate McColley Capital Group, LLC served as a placement agent in our private offering of preferred stock in October 1999. The shares beneficially owned by Bathgate McColley that are being registered in this offering underlie warrants that have been assigned to Pete Bloomquist (3,500 warrants), Steven M. Bathgate (2,750 warrants), Eugene C. McColley (2,750 warrants) and Vicki D.E. Barone (1,000 warrants).

(3) Thierry Bignet has served as our Vice President of European Operations since October 1997.

(4)      Dinway Services, Ltd. provided consulting services to us in 1999.

(5)      Diane Dunlevy-Koch is the niece of one of our directors, Gerald Van
         Eeckhout.

(6)      Mary Ann Dunlevy is the sister of one of our directors, Gerald Van
         Eeckhout.

(7)      Peter Eeles is an employee of ACT.

(8) Equitas L.P. provided an $890,000 subordinated debt facility to us in March 1998.

(9) Finova (f/k/a Sirrom) provided a $1,610,000 subordinated debt facility to us in March 1998.

(10)     John W. Hill is a retired employee and consultant of ACT.

(11) John G. Kinnard & Co. served as the placement agent in our secondary offering in 2000.

(12)     Timothy McCue is the grandson of one of our directors, James Seifert.

(13) We issued 769,231 shares to PictureTel as partial consideration for our purchase of the assets of PictureTel's 1414(c) video conferencing service delivery business on October 10, 2001. PictureTel subsequently assigned 51,012 of these shares to Halpern Denny Fund II, L.P., Intel Corporation, and the State of Wisconsin Investment Board, each of which was a stockholder of PictureTel and is listed in this table of selling shareholders. These shares are currently issued and outstanding, subject to the limitation that until October 1, 2002, PictureTel or its assignees may not sell in any three month period the number of shares that would exceed the maximum amount permitted for sale under Rule 144(e)(1) of the Securities Act of 1933. This would be the greater of one percent of our outstanding shares as reported in our most recent Form 10-K or 10-Q, or the average weekly trading volume of our shares measured over the four weeks preceding the proposed sale. All sales by PictureTel or any of its assignees will be aggregated in order to calculate the volume limitations in effect at any given time.

(14)     Kenneth Rush is the brother of one of our directors, Carolyn Van
         Eeckhout.

(15) The James F. Seifert Management Trust is controlled by James Seifert, one of our directors. James Seifert is a beneficiary of the trust.

(16) The William J. Seifert Trust is controlled by William Seifert, the brother of one of our directors, James Seifert. William Seifert is the beneficiary of the trust.

(17) The shares being registered by the Special Situations Funds are shares of common stock, currently issued and outstanding, and are held as follows: 501,923 shares are held by Special Situations Fund III, L.P.; 167,308 shares are held by Special Situations Cayman Fund, L.P.; and 177,400 shares are held by Special Situations Private Equity Fund, L.P. All of the Special Situations Funds are controlled by Austin W. Marxe and David M. Greenhouse.

(18) Charles Van Eeckhout is the brother of our Chairman and CEO, Gerald Van Eeckhout.

(19)     Gerald Van Eeckhout is our Chairman and CEO.

(20)     David M. Walsh is a former employee of ACT.

(21) The shares being registered for these selling shareholders underlie 3,400 warrants issued to six individuals in 1999, each of whom was an employee of ACT at that time.

(22) The shares being registered for these selling shareholders underlie 18,500 warrants issued to eight individuals, none of whom has any material relationship with ACT.

(23) Robert C. Kaphan and Richard Parlato are employed as managers of our Proximity business.

(24) Mark Morrissette exercises voting and investment control over these shares.

(25) Of the 126,923 escrow shares, 15,000 shares are also subject to the earnout agreement.

                              PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares listed in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling shareholders may sell the shares by the following methods:

         o block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
         o to a broker or dealer as principal, for resale by the broker or dealer for its own account.
         o an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed.
         o ordinary brokerage transactions and transactions in which the broker solicits purchases.
         o        privately negotiated transactions.
         o        short sales.
         o through the writing of options on the shares, whether or not the options are listed on an options exchange.
         o one or more underwritten offerings on a firm commitment or best efforts basis.
         o        any combination of any of these methods of sale.

         We do not know of any arrangements by the selling shareholders for the sale of any of the shares.

         The selling shareholders may also transfer the shares by gift.

         The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers, or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price, or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus.

         From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when the shares are sold. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

         To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling shareholder and/or purchasers of selling shareholders' shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling shareholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

         A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered in this prospectus to the broker-dealers, who may then resell or otherwise transfer those shares. A selling shareholder may also loan or pledge the shares offered in this prospectus to a broker-dealer and the broker-dealer may sell the shares offered in this prospectus so loaned or upon a default may sell or otherwise transfer the pledged shares offered in this prospectus.

         The selling shareholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         We have agreed to indemnify in some circumstances some of the selling shareholders against some liabilities, including liabilities under the Securities Act. Some of the selling shareholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

         The shares offered in this prospectus, or the warrants to acquire the shares listed herewith, were originally issued to the selling shareholders under exemptions from the registration requirements of the Securities Act. In some cases, the time we are obligated to keep the registration statement effective is limited. We agreed to register the shares held by or issuable upon exercise of the warrants to several of the selling shareholders under the Securities Act. We intend to keep the registration statement of which this prospectus is a part effective until the later of (i) the date on which the selling shareholders have sold all of the shares under the registration statement, or (ii) the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling shareholders.

         We will not receive any proceeds from sales of any shares by the selling shareholders.

         Shares issuable upon exercise of the warrants held by the selling shareholders will be issued directly by the Company to the selling shareholders. No brokerage commission or similar fee will be paid in connection with the issuance of these shares. We cannot ensure that the selling shareholders will exercise the warrants they hold to acquire the shares offered in this prospectus or that they will sell all or any portion of the shares offered in this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

         We file annual, quarterly and current reports, proxy statements, and other information with the SEC. We have also filed a Registration Statement on Form S-3 with the SEC. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted, and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ours, such references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago, Illinois; or New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

         Our Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the shares covered by this prospectus. The following documents filed with the SEC are incorporated by reference in this prospectus:

         1. Our annual report on Form 10-K for the three years in the period ended December 30, 2001;

         2. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002;

         3. Our current report on Form 8-K, filed with the SEC on March 26, 2001, regarding the financial statements of ACT Teleconferencing Limited as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000;

         4. Our current report on Form 8-K, filed with the SEC on December 21, 2001, regarding the 1414c Video Conferencing Service Delivery Business of PictureTel Corporation's statement of assets to be acquired as of September 30, 2001, and the related statement of revenue and direct operating costs for the nine months ended September 30, 2001;

         5. Our current report on Form 8-K, filed with the SEC on August 14, 2002, regarding our results of operations for the second quarter of 2002;

         6. The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on March 28, 1994; and

         7. The description of the rights to purchase our Series B Junior Participating Preferred stock set forth in our registration statement on Form 8-A, filed with the SEC on December 7, 1999.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to ACT Teleconferencing, Inc., Attention: Chief Financial Officer, 1658 Cole Boulevard, Suite 130, Golden, Colorado 80401, telephone: (303) 235-9000.

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. Our articles and bylaws contain provisions requiring our indemnification of our directors and officers and other persons acting in their corporate capacities.

         The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director:

         o        Conducted himself or herself in good faith,
         o Reasonably believed that (a) in the case of conduct in his or her official capacity, his or her conduct was in the corporation's best interest, or (b) in all other cases, his or her conduct was not opposed to the corporation's best interest, and
         o In the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

         The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

         In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with the articles and bylaws. Currently, we have no such agreements. The Colorado Business Corporation Act also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the issuance of shares offered hereby will be passed upon by Faegre & Benson LLP, Denver, Colorado.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, as set forth in their report incorporated by reference into this prospectus and registration statement. Ernst

& Young, independent auditors, have also audited the financial statements of ACT Teleconferencing Limited as of December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, and the 1414c Video Conferencing Service Delivery Business of PictureTel Corporation's statement of assets to be acquired as of September 30, 2001, and the related statement of revenue and direct operating costs for the nine months ended September 30, 2001, as set forth in their reports incorporated by reference into this prospectus and registration statement. We have incorporated our financial statements and schedules into the prospectus and registration statement by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                        TRANSFER AGENT AND WARRANT AGENT

         Our stock transfer agent and warrant agent is Computershare Trust Co., Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than agent's commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission filing fee.

Legal fees and expenses*........................................... $ 5,000
Accounting fees and expenses*......................................   5,000
Transfer agent fees and expenses*..................................   1,000
Printing and engraving expenses*...................................   1,000
Miscellaneous*.....................................................   2,500
                                                                      -----

   Total........................................................... $14,500


-----------

*        Indicates estimate for the purpose of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Colorado Business Corporation Act permits a corporation organized under it to indemnify its directors, officers, employees, and agents for various acts. Our articles of incorporation conform to the Colorado Business Corporation Act. Our articles of incorporation, and their amendments, are incorporated by reference as Exhibit 3.1 to this registration statement.

         In general, we may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements, or judgments arising in connection with a legal proceeding to which this person is a party, if that person's actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires the board of directors independent determination, independent legal counsel's determination, or a vote of the shareholders that the person to be indemnified met the applicable standard of conduct.

         The circumstances under which indemnification is granted in connection with an action brought on our behalf are generally the same as those mentioned above. However, with respect to actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In these actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in our best interest; the person must not have been adjudged liable to us; and the person must not have received an improper personal benefit.

         Indemnification may also be granted under the terms of agreements which may be entered into in the future according to a vote of shareholders or directors. In addition, we are authorized to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their services in these positions. We may obtain an insurance policy in the future.

ITEM 16.  EXHIBITS

     NUMBER        DESCRIPTION
     ------        -----------
     1.1(1)        Form of Agency Agreement
     1.3(1)        Form of Agent's Warrant
     1.4(1)        Form of Warrant Agreement
     4.1(2)        Restated articles of incorporation of ACT April 15, 1996,
                   as amended October 18, 1999, and November 26, 2001
     4.1.1(3)      Certificates of Designations, Preferences, and rights of
                   Preferred Stock (Series C)
     4.2(4)        Bylaws of ACT, amended and restated as of May 22, 2001
     4.3(5)        Form of specimen certificate for common stock of ACT
     5 (6)         Opinion of counsel
    21 (6)         Subsidiaries of ACT Teleconferencing, Inc.
    23             Consent of independent auditors
    23.2(6)        Consent of counsel to the Company
    24(6)          Power of attorney

-----------

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on March 10, 2000, File No. 33-32156.

(2) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on December 3, 2001, File No. 333-744138.

(3) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2002, File No. 0-27560.

(4) Incorporated by reference, attached as an exhibit of the same number to our Form 10-Q for the quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 21, 2001, File No. 0-27560.

(5) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the Securities and Exchange Commission on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(6)      Previously filed.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Golden, State of Colorado, on September 4, 2002.


                                   ACT TELECONFERENCING, INC
                                   Registrant


                                   By:        /s/ Gerald D. Van Eeckhout
                                              --------------------------
                                                Gerald D. Van Eeckhout
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below on the 4th day of September, by the following persons in the capacities indicated:

               SIGNATURE                                   TITLE
               ---------                                   -----
       /s/ Gerald D. Van Eeckhout        Chairman and Chief Executive Officer
       --------------------------        (Principal Executive Officer)
         Gerald D. Van Eeckhout

          /s/ Gavin J. Thomson           Chief Financial Officer and Secretary
          --------------------           (Principal Financial and Accounting
            Gavin J. Thomson             Officer)

          /s/ James F. Seifert*          Director
          --------------------
            James F. Seifert

        /s/ Donald L. Sturtevant*        Director
        ------------------------
          Donald L. Sturtevant

           /s/ Ronald J. Bach*           Director
           ------------------
             Ronald J. Bach

      /s/ Carolyn R. Van Eeckhout        Director
      ---------------------------
        Carolyn R. Van Eeckhout

*  By Gavin J. Thomson, Attorney in Fact

INDEX OF EXHIBITS

All exhibits are filed electronically, unless incorporated by reference.

     NUMBER        DESCRIPTION
     ------        -----------
     1.1(1)        Form of Agency Agreement
     1.3(1)        Form of Agent's Warrant
     1.4(1)        Form of Warrant Agreement
     4.1(2)        Restated articles of incorporation of ACT April 15, 1996, as amended October 18, 1999, and November 26, 2001
     4.1.1(3)      Certificates of Designations, Preferences, and rights of
                   Preferred Stock (Series C)
     4.2(4)        Bylaws of ACT, amended and restated as of May 22, 2001
     4.3(5)        Form of specimen certificate for common stock of ACT
     5 (6)         Opinion of counsel
    21 (6)         Subsidiaries of ACT Teleconferencing, Inc.
    23             Consent of independent auditors
    23.2(6)        Consent of counsel to the Company
    24(6)          Power of attorney

-----------

(1) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on March 10, 2000, File No. 33-32156.

(2) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form S-1, filed with the Securities and Exchange Commission on December 3, 2001, File No. 333-744138.

(3) Incorporated by reference, attached as an exhibit to our report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2002, File No. 0-27560.

(4) Incorporated by reference, attached as an exhibit of the same number to our Form 10-Q for the quarter ended June 30, 2001, filed with the Securities and Exchange Commission on August 21, 2001, File No. 0-27560.

(5) Incorporated by reference, attached as an exhibit of the same number to our registration statement on Form SB-2, filed with the Securities and Exchange Commission on October 10, 1995, and amendments to our Form SB-2, File No. 33-97908-D.

(6)      Previously filed.